Exhibit 99


                 Dillard's, Inc. Reports September Sales Results



    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Oct. 5, 2006--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the five weeks ended September 30, 2006 were $687,711,000 compared to sales for the five weeks ended October 1, 2005 of $670,219,000. Total sales increased 3% for the five-week period. Sales in comparable stores were unchanged on a percentage basis for the five-week period.

    Sales for the 35 weeks ended September 30, 2006 were $4,771,195,000 compared to sales for the 35 weeks ended October 1, 2005 of $4,733,606,000. Sales increased 1% for the 35-week period on both a total and comparable store basis.

    During the five weeks ended September 30, 2006, sales were above the average company trend in the Central region and below trend in the Eastern and Western regions.

    During the five weeks ended September 30, 2006, sales of cosmetics were significantly above trend while sales in furniture, children's apparel, decorative home merchandise, juniors' apparel and ladies' apparel were significantly below trend.

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.



    CONTACT: Dillard's, Inc.
             Director of Investor Relations
             Julie J. Bull, 501-376-5965